SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 15, 2014

THE FEMALE HEALTH COMPANY
(Exact name of registrant as specified in its charter)

Wisconsin
(State or other jurisdiction of incorporation)

1-13602	39-1144397
(Commission File Number)	(I.R.S. Employer I.D. Number)

515 North State Street Suite 2225 Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

312-595-9123
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 15, 2014, The Female Health Company (the "Company") announced that Martin Tayler has been appointed as Executive Vice President of Operations of the Company effective September 15, 2014.  The Company also announced that Michael Pope will retire from his position as Vice President, UK and Malaysian Operations effective September 15, 2014.

A copy of the press release announcing the appointment of Mr. Tayler and the retirement of Mr. Pope is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Following his retirement, Mr. Pope will serve as a consultant to The Female Health Company (UK) Plc, the Company's UK subsidiary (the "UK Subsidiary"), pursuant to the terms of a Consultancy Agreement, dated as of September 15, 2014.  The Consultancy Agreement provides for an initial term continuing until March 31, 2015 and a monthly consulting fee of £1,342 (subject to increase based on the amount of time spent by Mr. Pope in providing consulting services).  A copy of the Consultancy Agreement is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

Mr. Tayler, age 45, has had an extensive career in medical device operations leadership prior to joining the Company.  From July 2013 to September 2014, he provided manufacturing and quality management consulting services in Asia as the owner of Lean Manufacturing Limited.  From April 2009 to April 2012, he served as Operations Director of Qingdao London Durex Company, a subsidiary of Reckitt Benckiser Group plc, a consumer health and hygiene company.  Prior to its acquisition by Reckitt Benckiser Group, Mr. Tayler served in a variety of operations leadership positions with SSL International PLC, a manufacturer of healthcare products, for approximately eight years, most recently as Project Director of Qingdao London Durex Company from August 2007 to March 2009.

In connection with Martin Tayler's employment, on September 15, 2014, the UK Subsidiary entered into a Service Agreement (the "Service Agreement") with Mr. Tayler and the Company entered into a Change of Control Agreement (the "Change of Control Agreement") with Mr. Tayler.  A copy of the Service Agreement is attached as Exhibit 99.3 to this report and a copy of the Change of Control Agreement is attached as Exhibit 99.4 to this report, and each is incorporated herein by reference.

Pursuant to the terms of the Service Agreement, Mr. Tayler will receive a minimum annual base salary of £108,000.  Mr. Tayler will also receive a grant of 14,000 shares of common stock on September 1, 2015 and a grant of 14,000 shares of common stock on September 1, 2016 if he continues to be employed on such dates.  Pursuant to the Service Agreement, Mr. Tayler is entitled to participate in the Company's annual performance award program with a total of 25,000 shares annually.  He will also receive customary U.K. health and pension benefits, an automobile allowance and reimbursement of relocation expenses.

The Change of Control Agreement with Mr. Tayler essentially acts as springing employment agreement which provides that, upon a change of control, as defined in the agreement, the UK Subsidiary will continue to employ the executive for a period of three years in the same capacities as prior to the change of control, with an annual base salary equal to 12 times the highest monthly base salary paid during the 12 months prior to the change of control, an annual bonus equal to the higher of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the effective date of the change of control or (2) the bonus paid for the most recent fiscal year prior to the effective date of the change of control, and other benefits substantially equivalent to what the executive was receiving prior to the effective date of the change of control, in each case as specified in the agreements.  If the executive is terminated without cause or if he resigns for good reason, in each case as defined in the agreement, after the change of control and during the three year employment period, including a termination by the executive for any reason within 180 days after the change of control, the executive is generally entitled to receive the following benefits:

●	a lump sum payment equal to three times the executive's base salary;

●	a lump sum payment equal three times the highest of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the effective date of the change of control, (2) the bonus paid for the most recent fiscal year prior to the effective date of the change of control or (3) the bonus paid or payable for the most recent fiscal year prior to the date of termination of employment; and

●	continuation of health and other similar benefits for a period of three years after the termination date.

Section 9 - Financial Statements and Exhibits

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

99.1 -- Press Release of The Female Health Company, issued September 15, 2014.

99.2 -- Consultancy Agreement dated September 15, 2014 between The Female Health Company (UK) Plc and Michael Pope.

99.3 -- Service Agreement dated September 15, 2014 between The Female Health Company (UK) Plc and Martin Tayler.

99.4 -- Change of Control Agreement dated September 15, 2014 between The Female Health Company and Martin Tayler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FEMALE HEALTH COMPANY
Date:  September 16, 2014
BY /s/ Michele Greco
      Michele Greco, Vice President and
      Chief Financial Officer